                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                SCHEDULE 13D/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 3)*

                     STERLING  CHEMICALS  HOLDINGS,  INC.
                ----------------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $.01 per share
                   -----------------------------------------
                        (Title of Class of Securities)

                                 85916 E 10 3
                           -------------------------
                                (CUSIP Number)

         Frank P. Diassi                                  Thomas M. Hart III
c/o Sterling Chemicals Holdings, Inc.                   Andrews & Kurth L.L.P.
    1200 Smith Street, Suite 1900                     4200 Texas Commerce Tower
     Houston, Texas  77002-4312                          Houston, Texas 77002
          (713) 650-3700                                    (713) 220-4200



        ---------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                 July 10, 1997
                       --------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13/A


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                      PAGE 1 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Frank P. Diassi                               ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
-------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             648,644
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          648,644
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      648,644
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12

                                                                        [x]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.16%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                      PAGE 2 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Hunter Nelson                                   ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          62,758
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          62,758
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      62,758
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12

                                                                        [x]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.50%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                      PAGE 3 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      William C. Oehmig                               ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             361,772
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          361,772
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      361,772
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12

                                                                        [x]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      2.88%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                      PAGE 4 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Frank J. Hevrdejs                               ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          864,886
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          864,886
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      864,886
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      6.88%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                      PAGE 5 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      The Rheney Living Trust (Clarke Rheney or Sarah O. Rheney, Trustees)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          48,307
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          48,307
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      48,307
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.38%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 6 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Clipper Capital Associates, Inc.                13-3706407
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             2,063,204
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          2,063,204
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      2,063,204
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      16.33%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 7 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Clipper Capital Associates, L.P.                13-3706321
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             2,063,204
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          2,063,204
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      2,063,204
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      16.33%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                      PAGE 8 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Clipper/Merchant Partners, L.P.                 13-3737437
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             516,031
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          516,031
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      516,031
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      4.10%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 9 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Clipper Equity Partners I, L.P.                 13-3834258
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             444,537
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          444,537
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      444,537
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      3.53%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 10 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Clipper/European Re, L.P.                       98-0154020
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             296,328
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          296,328
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      296,328
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      2.36%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 11 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Clipper/Merban, L.P.                            98-013328
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             592,701
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          592,701
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      592,701
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      4.71%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 12 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Clipper Capital Corporation                     13-3706408
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             75,900
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          75,900
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      75,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.60%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 13 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Clipper Capital Partners, L.P.                  13-3706324
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             75,900
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          75,900
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      75,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.60%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 14 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      CS First Boston Merchant Investments 1995/96, L.P.      13-3860592
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             75,900
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          75,900
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      75,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.60%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 15 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Robert B. Calhoun, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             2,141,104
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          2,141,104
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      2,141,104
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      16.95%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                      PAGE 16 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Koch Capital Services, Inc. (f/k/a Koch Equities, Inc.)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          1,130,716
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          1,130,716
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,130,716
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      8.98%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 17 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Koch Industries, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Kansas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,130,716
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          1,130,176
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,130,716
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      8.98%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 18 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Olympus Growth Fund II, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             678,770
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          678,770
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      678,770
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.37%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 19 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      OGP II, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             678,770
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          678,770
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      678,770
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.37%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 20 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Olympus Executive Fund, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             7,926
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          7,926
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      7,926
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.06%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 21 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      OEF, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             7,926
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          7,926
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      7,926
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.06%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 22 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      LJM, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             686,696
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          686,696
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      686,696
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.44%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      OO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
 A CUSIP NO. 85916E103                                    PAGE 23 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      RSM, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             686,696
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          686,696
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      686,696
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.44%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      OO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 24 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Conroy, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             686,696
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          686,696
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      686,696
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.44%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      OO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 25 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Louis J. Mischianti
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             686,696
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          686,696
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      686,696
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.44%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 26 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Robert S. Morris
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             686,696
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          686,696
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      686,696
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.44%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 27 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      James A. Conroy
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             686,696
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          686,696
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      686,696
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.44%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 28 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      FSI No. 2 Corporation                           51-0373138
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             654,548
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          654,548
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      654,548
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.21%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 29 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Fayez Sarofim & Co.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Texas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             654,548
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          654,548
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      654,548
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.21%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      CO, IA
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 30 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Fayez Sarofim                                   ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                                                       [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             654,548
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          654,548
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      654,548
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                         [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.21%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

  This Schedule 13D/A Amendment No. 3 ("Amendment No. 3") amends the Schedule 13D (the "Original Schedule 13D"), the Schedule 13D/A Amendment No. 1 ("Amendment No. 1"), and the Schedule 13D/A Amendment No. 2 ("Amendment No. 2" and, together with the Original Schedule 13D and Amendment No. 1, the "Schedule 13D") filed jointly by the same parties filing this Amendment No. 3 with respect to the common stock (the "Common Stock"), par value $.01 per share, of Sterling Chemicals Holdings, Inc. ("Holdings" or the "Issuer"). Frank P. Diassi is the designated filer filing this Amendment No. 3 on behalf of the Investors set forth in Item 2; the designated filer for each of the previous filings was Frank
J. Hevrdejs. This Amendment No. 3 is filed as a result of the purchase of 411,740 additional shares (the "July 1997 Shares") of Common Stock and 137,071 warrants to purchase Common Stock ("Warrants") by certain of the joint filers of the Schedule 13D in a private placement transaction which closed July 10, 1997 (the "July 1997 Private Placement") pursuant to which the Issuer sold a total of 608,334 shares of Common Stock and 201,048 Warrants. In addition, three of the filing persons were each recently granted options ("Options") to purchase 2,000 shares of Common Stock in connection with their service on the Board of Directors of the Issuer, which options are immediately exercisable. Any defined terms used but not defined herein shall have the meanings previously set forth in the Schedule 13D.


ITEM 1. SECURITY AND ISSUER

     Not amended.


ITEM 2. IDENTITY AND BACKGROUND

     Appendix B and Appendix C to the Schedule 13D which list the directors and executive officers of Koch Capital Services, Inc. ("Koch Capital") and Koch Industries, Inc. ("Koch Industries"), respectively, are amended and restated as attached hereto. Otherwise, Item 2 is not amended.


ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     Not amended, as the July 1997 Shares were acquired by each Investor utilizing the same source of funds as previously described in the Schedule 13D.


ITEM 4. PURPOSE OF TRANSACTIONS

     Item 4 of the Schedule 13D is hereby amended and restated to read, in its entirety, as follows:

     Although each of the Investors has acquired its shares of Common Stock for investment purposes, by entering into the Voting Agreement, each of such Investors has agreed to vote their shares in favor of a nominee to the Board of Directors of Holdings selected by each of Koch Capital and the Clipper Investors. All of the shares held by the Investors are subject to the Voting Agreement. None of the Investors has any plans, nor has any of them made any proposals, which relate to or would result in any of the subjects covered in paragraphs (a) through (j) of Item 4 to Schedule 13D. However, each of the Investors reserves the right to acquire additional shares, to dispose of shares or to formulate other purposes, plans or proposal to the extent deemed advisable in light of their respective investment policies, market conditions and other factors.


ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

     Item 5 of the Schedule 13D is hereby amended to read, in its entirety, as follows:

     Each of the Investors, pursuant to the Voting Agreement, has agreed to, among other things, certain voting provisions with respect to the election of directors. As a result of the Voting Agreement, the parties thereto may be deemed to be members of a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, and accordingly may be deemed to have beneficial ownership of all of the shares of Common Stock subject to the Voting Agreement. In total, 6,599,431 shares, representing 51.90% of the Total Shares Outstanding (as hereinafter defined), are subject to the Voting Agreement. The Total Shares Outstanding shall amount to 12,573,505 shares of Common Stock, which includes (i) the 11,974,171 shares of Common Stock reported to be outstanding by the Issuer in its Quarterly Report on Form 10-Q for the three months ended March 31, 1997, less 9,000 shares now held in treasury by the Issuer, and (ii) the 608,334 shares of Common Stock subsequently sold by the Issuer pursuant to the July 1997 Private Placement. In addition, an aggregate of 137,071 Warrants were purchased by certain of the Investors in the July 1997 Private Placement, and certain of the Investors hold an aggregate of 6,000 Options. Each of such Warrants and Options are currently exercisable, and are included in the following calculations of percentages of Total Shares Outstanding as applicable pursuant to Rule 13d-3(d)(1)(i). However, each of the Investors expressly disclaims (x) membership in the Voting Agreement group and (y) beneficial ownership of the shares of Common Stock subject to the Voting Agreement, other than shares expressly identified herein as beneficially owned by such Investors. The Voting Agreement has been filed as an exhibit to the Schedule 13D and is incorporated herein by reference. In addition, the information contained in Item 6 of this
Schedule 13D is incorporated herein by reference.

  A. The Individual Investors

     (a) Frank P. Diassi and Marianne R. Diassi, as joint tenants with right of survivorship, may each be deemed to directly beneficially own 648,644 shares of Common Stock. Of such shares, 53,872 are July 1997 Shares. Such shares in the aggregate constitute approximately 5.17% of the Total Shares Outstanding.

     (b) Hunter Nelson may be deemed to directly beneficially own 62,758 shares
of Common Stock.   Of such shares, 3,017 are July 1997 Shares, and 2,000
represent Options. Such shares in the aggregate constitute approximately 0.50% of the Total Shares Outstanding.

     (c) William C. Oehmig and Margaret W. Oehmig, as tenants in common, may each be deemed to directly beneficially own 361,772 shares of Common Stock. Of such shares, 18,725 are July 1997 Shares. Such shares in the aggregate constitute approximately 2.88% of the Total Shares Outstanding.

     (d) Frank J. Hevrdejs may be deemed to directly beneficially own 864,886 shares of Common Stock, including 1,990 shares owned by his wife. Of such shares, 42,928 are July 1997 Shares, and 2,000 represent Options. Such shares in the aggregate constitute approximately 6.88% of the Total Shares Outstanding.

  B. The Trustee Investor

     The Rheney Living Trust, and Susan O. Rheney and Clarke Rheney as trustees of such trust, may each be deemed to directly beneficially own 48,307 shares of Common Stock. Of such shares, 2,398 are July 1997 Shares. Such shares in the aggregate constitute approximately 0.38% of the Total Shares Outstanding.

  C. The Clipper Investors

     (a) Clipper I may be deemed to directly beneficially own 444,537 shares of Common Stock; Clipper II may be deemed to directly beneficially own 516,031 shares of Common Stock; Clipper III may be deemed to directly beneficially own 592,701 shares of Common Stock; Clipper IV may be deemed to directly beneficially own 296,328 shares of Common Stock; CSFB Investments may be deemed to directly beneficially own 75,900 shares of Common Stock; and Clipper Associates may be deemed to directly beneficially own 3,501 shares of Common Stock. Such amounts of shares of Common Stock include Warrants to purchase 13,605 shares with respect to Clipper I; 18,149 shares with respect to Clipper II; 18,149 shares with respect to Clipper III; 9,089 shares with respect to Clipper IV and 28 shares with respect to Clipper Associates. Such amounts of shares of Common Stock include July 1997 Shares in the amounts of 3,899 shares with respect to Clipper I; 5,171 shares with respect to Clipper II; 5,171 shares with respect to Clipper III; 2,544 shares with respect to Clipper IV and 42 directly owned and 12,925 nominee shares with respect to

Clipper Associates. In the aggregate, such 2,139,104 shares of Common Stock deemed to be beneficially owned by the Clipper Entities constitute approximately 16.93% of the Total Shares Outstanding.

        (b) By virtue of its status as the sole general partner of Clipper I and Clipper II, and its status as sole investment general partner of Clipper III and Clipper IV, having sole voting and dispositive power with respect to the shares of Common Stock held by each of such partnerships, Clipper Associates may be deemed to be, for purposes of this Schedule 13D, the indirect beneficial owner of all of the 1,849,597 shares of Common Stock deemed to be directly beneficially owned, in the aggregate, by Clipper I, Clipper II, Clipper III and Clipper IV.

        (c) Clipper Associates holds 210,106 shares of Common Stock as nominee for individuals who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. The form of nominee agreement (the "Nominee Agreement") has been filed as an exhibit to the Schedule 13D and is incorporated herein by reference. Pursuant to the Nominee Agreements, Clipper Associates exercises sole voting and dispositive power with respect to such shares of Common Stock.

        (d) By virtue of its status as the sole general partner of Clipper Associates, Clipper may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 2,063,204 shares of Common Stock deemed to be directly and indirectly beneficially owned by Clipper Associates.

        (e) By virtue of its exercising sole voting and dispositive power with respect to the Shares directly beneficially owned by CSFB Investments, Clipper Management may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 75,900 shares of Common Stock deemed to be directly beneficially owned by CSFB Investments.

        (f) By virtue of its status as the sole general partner of Clipper Management, Clipper Capital may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 75,900 shares of Common Stock deemed to be indirectly beneficially owned by Clipper Management.

        (g) By virtue of his ownership of all of the outstanding capital stock of Clipper and his status as President and Director, Robert B. Calhoun, Jr. may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 2,063,204 shares of Common Stock deemed to be indirectly beneficially owned by Clipper. In addition, by virtue of his ownership of all of the outstanding capital stock of Clipper Capital and his status as President and Director, Mr. Calhoun may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 75,900 shares of Common Stock indirectly beneficially owned by Clipper Capital. Mr. Calhoun may also be deemed to directly beneficially own 2,000 shares of Common Stock represented by Options.


  D. Koch

     (a)  (i)  Koch Capital  may be deemed to directly beneficially own
1,130,716 shares of Common Stock of Holdings.    Of such shares, 9,959 are July
1997 Shares and 19,031 represent Warrants.   Such shares in the aggregate
constitute approximately 8.98% of the Total Shares Outstanding.

        (ii) Koch Industries, by virtue of its status as the owner of 100% of the outstanding capital stock of Koch Capital, may be deemed to be, for the purposes of this Schedule 13D, the beneficial owner of all of the 1,130,716 shares of Common Stock deemed to be directly beneficially owned by Koch Capital.

  E. Olympus

     (a)  (i)  Olympus Growth may be deemed to directly beneficially own 678,770
shares of Common Stock of Holdings.    Of such shares, 5,000 are July 1997
Shares and 58,387 represent Warrants. Such shares in the aggregate constitute approximately 5.37% of the Total Shares Outstanding.

        (ii) Olympus Executive may be deemed to directly beneficially own 7,926 shares of Common Stock of Holdings. Of such shares, 623 are July 1997 Shares and 633 represent Warrants. Such shares in the aggregate constitute approximately 0.06% of the Total Shares Outstanding.

        (iii) OGP, by virtue of its status as the sole general partner of Olympus Growth, may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 678,770 shares of Common Stock deemed to be directly beneficially owned by Olympus Growth.

        (iv) OEF, by virtue of its status as the sole general partner of Olympus Executive, may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 7,926 shares of Common Stock deemed to be directly beneficially owned by Olympus Executive.

        (v) Each of LJM, RSM and Conroy, by virtue of their status as general partners of OGP and OEF, may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the aggregate 686,696 shares of Common Stock deemed to be indirectly beneficially owned by OGP and OEF.

        (vi) Each of Louis J. Mischianti, Robert S. Morris and James A. Conroy, by virtue of their status as the majority owner of LJM, RSM and Conroy, respectively, may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the aggregate 686,696 shares of Common Stock deemed to be indirectly beneficially owned by LJM, RSM and Conroy, respectively.

  F. Sarofim

     (a) (i)  FSI No. 2 may be deemed to directly beneficially own 654,548
shares of Common Stock of Holdings.   Of such shares, 32,495 are July 1997
Shares. Such shares in the aggregate constitute approximately 5.21% of the Total Shares Outstanding.

        (ii) Fayez Sarofim & Co., by virtue of its status as the owner of 100% of the outstanding capital stock of FSI No. 2, may be deemed to be, for the purposes of this Schedule 13D, the beneficial owner of all of the 654,548 shares of Common Stock deemed to be indirectly beneficially owned by FSI No. 2.

        (iii) Fayez Sarofim, by virtue of his status as the owner of a majority of the outstanding capital stock of Fayez Sarofim & Co. may be deemed to be, for the purposes of this Schedule 13D, the beneficial owner of all of the 654,548 shares of Common Stock deemed to be indirectly beneficially owned by Fayez Sarofim & Co.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

     Not amended.


ITEM 7. MATERIAL FILED AS EXHIBITS

     The description of Exhibit A hereto is amended as set forth below, and the revised Exhibit is filed herewith. Otherwise, Item 7 is not amended.

     A. Amended and Restated Voting Agreement, dated as of January 22, 1997, by and among Sterling Chemicals Holdings Inc. and the other parties listed therein.

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 28, 1997


                                             FRANK P. DIASSI AND MARIANNE R.
                                             DIASSI, JOINT TENANTS WITH RIGHT
                                             OF SURVIVORSHIP


                                             /s/   FRANK P. DIASSI
                                             --------------------------------
                                             Frank P. Diassi



                                            /s/   MARIANNE R. DIASSI
                                            ---------------------------------
                                            Marianne R. Diassi

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 28, 1997


                                            /s/   HUNTER NELSON
                                            ---------------------------------
                                            Hunter Nelson

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 28, 1997



                                            WILLIAM C. OEHMIG AND MARGARET W.
                                            OEHMIG, TENANTS-IN-COMMON



                                            /s/   WILLIAM C. OEHMIG
                                            ---------------------------------
                                            William C. Oehmig



                                            /s/   MARGARET W. OEHMIG
                                            ---------------------------------
                                            Margaret W. Oehmig

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 28, 1997


                                            /s/   FRANK J. HEVRDEJS
                                            ---------------------------------
                                            Frank J. Hevrdejs

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 28, 1997

                                            THE RHENEY LIVING TRUST
                                            By: Susan O. Rheney, as Trustee


                                            /s/   SUSAN O. RHENEY
                                            ---------------------------------
                                            Susan O. Rheney

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 28, 1997


CLIPPER CAPITAL ASSOCIATES, INC.            CLIPPER CAPITAL CORPORATION

CLIPPER CAPITAL ASSOCIATES, L.P.            CLIPPER CAPITAL PARTNERS, L.P.
   By: Clipper Capital Associates, Inc.       By: Clipper Capital Corporation
   its General Partner                        its General Partner

CLIPPER EQUITY PARTNERS I, L.P.             CS FIRST BOSTON MERCHANT
   By: Clipper Capital Associates, L.P.       INVESTMENTS 1995/96, L.P.
   its General Partner                        By: Clipper Capital Partners, L.P.
                                              Attorney-in-Fact
   By: Clipper Capital Associates, Inc.       By: Clipper Capital Corporation
   its General Partner                        its General Partner

CLIPPER/MERCHANT PARTNERS, L.P.             By: /s/ EUGENE P. LYNCH
                                                --------------------------------
   By: Clipper Capital Associates, L.P.     Name:  Eugene P. Lynch
   its General Partner                      Title: Secretary and Treasurer
                                                   for all
   By: Clipper Capital Associates, Inc.
   its General Partner

CLIPPER/MERBAN, L.P.
   By: Clipper Capital Associates, L.P.
   its General Partner

   By: Clipper Capital Associates, Inc.
   its General Partner

CLIPPER/EUROPEAN RE, L.P.
   By: Clipper Capital Associates, L.P.
   its General Partner

   By: Clipper Capital Associates, Inc.
   its General Partner

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 28, 1997




                                            /s/   ROBERT B. CALHOUN, JR.
                                            ---------------------------------
                                            Robert B. Calhoun, Jr.

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 28, 1997


                                            FSI No. 2 Corporation



                                            By:  /s/   RAYE G. WHITE
                                                -----------------------------
                                                Name:  Raye G. White
                                                Title: Executive Vice President

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 28, 1997


                                            FAYEZ SAROFIM & CO.

                                            By:  /s/ RAYE G. WHITE
                                                -----------------------------
                                                Name:  Raye G. White
                                                Title: Executive Vice President

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 28, 1997


                                            /s/   FAYEZ SAROFIM
                                            ---------------------------------
                                            Fayez Sarofim

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 25, 1997


                                            KOCH CAPITAL SERVICES, INC.


                                            By:  /s/   JOHN PITTENGER
                                                -----------------------------
                                                Name:  John Pittenger
                                                Title: Vice President

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 25, 1997


                                             KOCH INDUSTRIES, INC.

                                             By:  /s/ JOHN PITTENGER
                                                 ----------------------------
                                                 Name:  John Pittenger
                                                 Title: Vice President

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 28, 1997



                                          OLYMPUS GROWTH FUND II, L.P.


                                          By: OGP II, L.P., its General Partner
                                          By: LJM, L.L.C.
                                              its General Partner


                                          By: /s/ LOUIS J. MISCHIANTI
                                              -------------------------------
                                              Name:  Louis J. Mischianti
                                              Title: Member

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 28, 1997



                                            OLYMPUS EXECUTIVE FUND, L.P.


                                            By: OEF, L.P., its General Partner
                                            By: LJM, L.L.C.
                                                its General Partner


                                            By:  /s/ LOUIS J. MISCHIANTI
                                                -----------------------------
                                                Name:  Louis J. Mischianti
                                                Title: Member

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 28, 1997



                                            OGP II, L.P.

                                            By: Conroy, L.L.C.
                                                its General Partner

                                            By:  /s/   JAMES A. CONROY
                                                 ----------------------------
                                                 Name:  James A. Conroy
                                                 Title: Member

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 28, 1997



                                            OEF, L.P.

                                            By:  Conroy, L.L.C.
                                                 its General Partner

                                            By:  /s/   JAMES A. CONROY
                                                 ----------------------------
                                                 Name:  James A. Conroy
                                                 Title: Member

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 28, 1997



                                            LJM, L.L.C.


                                            By:  /s/   LOUIS J. MISCHIANTI
                                                 ----------------------------
                                            Name:  Louis J. Mischianti
                                            Title: Member

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 28, 1997



                                            RSM, L.L.C.


                                            By:  /s/   ROBERT S. MORRIS
                                                -----------------------------
                                                Name:  Robert S. Morris
                                                Title: Member

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 28, 1997



                                            CONROY, L.L.C.


                                            By:  /s/   JAMES A. CONROY
                                                -----------------------------
                                                Name:  James A. Conroy
                                                Title: Member

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 28, 1997



                                            /s/   LOUIS J. MISCHIANTI
                                            ---------------------------------
                                            Louis J. Mischianti

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 28, 1997




                                            /s/   ROBERT S. MORRIS
                                            ---------------------------------
                                            Robert S. Morris

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 28, 1997




                                            /s/   JAMES A. CONROY
                                            ---------------------------------
                                            James A. Conroy

                                  APPENDIX B



Directors and Executive Officers of Koch Capital Services, Inc. and their respective positions with Koch Industries, Inc.


                        Position with Koch Capital                Position with Koch Industries
                        ---------------------------               -----------------------------
Paul W. Brooks          President and Director                    Senior VP - Capital Services Group

John C. Pittenger       Vice President and Director               Vice President - Capital Services Group

John H. Bomgardner      Vice President and Assistant Secretary    Associate General Counsel

H. Allan Caldwell       Secretary                                 Associate General Counsel

Diana Kidd              Treasurer                                 Treasurer, Koch Capital Services, Inc.

LaVonne E. Harris       Controller                                Controller, Koch Capital Services, Inc.

William W. Hanna        Director                                  President and COO

C.J. Nelson             Director                                  Vice President - International

     Each of the foregoing persons is a citizen of the United States. The principal business address of each of such persons is 4111 E. 37th Street North, Wichita, Kansas 67220. The present principal occupation or employment of each such persons is the position each holds with Koch Industries, Inc. listed in the far right-hand column above.

                                  APPENDIX C



DIRECTORS AND OFFICERS OF KOCH INDUSTRIES, INC.

Charles G. Koch         Chairman of the Board of Directors and CEO

William W. Hanna        President, COO and Director

F. Lynn Markel          Executive VP - Finance and Administration,
                        Treasurer and Director

B.R. Caffey             Executive VP - Operations and Director

Donald L. Cordes        Executive VP, Special Counselor and Director

R.H. Fink               Executive VP and Director

David H. Koch           Executive VP - Chemical Technology Group and Director

Joseph W. Moeller       Executive VP - International and Director

Lawrence R. Purtell     Senior VP, General Counsel and Secretary

David Dishman           Controller

C.C. McCambell          Director

E. Pierce Marshall      Director

S.V. Varner             Director

     Each of the foregoing persons is a citizen of the United States. The principal business address of each of such persons, except for Mr. Marshall, is 4111 East 37th Street North, Wichita, Kansas 67220, and the present principal occupation or employment of each such person, except for Mr. Marshall, is as listed above. Mr. Marshall's principal occupation or employment is as the president emeritus of Marshall Petroleum, Inc.; his principal business address is 7600 West Tidwell, Suite 800, Houston, Texas 77040.